UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2005

Collegiate Funding Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50846	04-3649118
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia		22408
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(540) 374-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2005, Collegiate Funding Services, LLC, a subsidiary of Collegiate Funding Services, Inc. ("CFSI") entered into an amended consolidation loan origination agreement with The Student Loan Corporation, an affiliate of Citibank. The agreement supersedes the previous Consolidation Loan Origination Responsibility Agreement, dated as of November 15, 1999, as amended between the parties. In June 2005, The Student Loan Corporation had given notice of its intention to terminate the previous agreement; however, the parties determined to enter into the amended and consolidation loan origination agreement in lieu of such termination. See CFSI periodic report on Form 8-K filed on June 13, 2005, Commission File No. 000-50846. Under the amended agreement, which terminates in July 2007, The Student Loan Corporation has agreed to purchase applications for consolidation loans under the Family Federal Education Loan Program in approximate amounts of up to $1.0 billion in 2005 and up to $900 million in each of 2006 and 2007. In addition, fee income as a percentage of loans originated has been reduced, retroactive to July 1, 2005. In connection with the loan origination agreement, CFS-SunTech Servicing, LLC, a subsidiary of CFSI, entered an amended loan servicing agreement with The Student Loan Corporation. This agreement, which also terminates in July 2007, supersedes the previous servicing agreement between the parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegiate Funding Services, Inc.

October 11, 2005	By:	/s/ Kevin A. Landgraver

Name: Kevin A. Landgraver
Title: Chief Financial Officer and Executive Vice President